Exhibit 99.1

Innotrac Names Steve Keaveney as Chief Financial Officer

ATLANTA, GA (March 18, 2013) -- Innotrac Corporation (NASDAQ: INOC), a best-of-breed commerce provider integrating digital technology, fulfillment, and contact center solutions to support global brands, today announced the appointment of Steve Keaveney as its new Chief Financial Officer (CFO).

Keaveney brings to Innotrac more than 25 years of experience in finance, accounting and operations for both publicly and privately held companies.  He has extensive experience in financial leadership, revenue growth, analysis and budgeting.

“I am very pleased to welcome Steve to our senior leadership team,” said Scott Dorfman, CEO at Innotrac.  “He brings a unique blend of experience in finance and operations, which is a great balance for Innotrac.  We are very fortunate to have him on board.”

Prior to joining Innotrac, Keaveney served as CFO for BeavEx, a national logistics company, and has held senior finance positions with several North American and European companies.  He has been recognized for his contributions to the business world, previously nominated for The Atlanta Business Chronicle’s CFO of the Year Award, and has served as a member of the Ireland Prime Minister’s Technology Advisory Board.

Keaveney is a certified public accountant and holds an MBA in Finance from Pepperdine University, and a bachelor’s degree in Accounting from Villanova University.

In his new role as Senior Vice President and CFO at Innotrac, Keaveney will oversee the Finance and Accounting departments.

About Innotrac

Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a best-of-breed commerce provider integrating digital technology, fulfillment and contact center solutions to support global brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands. Connect with Innotrac at www.innotrac.com or http://www.linkedin.com/company/innotrac.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, Innotrac's ability to maintain or improve gross margins in the face of increasing revenues, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2011 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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Media Contact:
Yolanda Kokayi
Innotrac Marketing Manager
678-584-4096
ykokayi@innotrac.com